Exhibit 3.3

ARTICLES OF INCORPORATION

OF

_________________

The undersigned, being natural persons capable of contracting, do hereby act as incorporators in adopting the following Articles of Incorporation for the purpose of incorporating a corporation for profit pursuant to the provisions of the General Corporation Law of the State of Arizona.

FIRST: The name of the corporation (hereinafter called the “corporation”) is _______.

SECOND: The duration of the corporation shall be perpetual.

THIRD: The purposes for which the corporation is organized is to engage in any and all lawful business for which corporations may be incorporated under the provisions of the General Corporation Law of the State of Arizona.

The corporation shall have all of the powers conferred upon corporations incorporated under the General Corporation Law of the State of Arizona.

FOURTH: The character of the business, briefly stated, which the corporation initially intends to conduct in the State of Arizona is as follows:

New Home Sales

FIFTH: The aggregate number of shares which the corporation shall have authority to issue is 1,000, all of which are of a par value of $1.00 dollar each and are of the same class and are to be common shares.

SIXTH: No holder of any of the shares of any class of the corporation shall be entitled as of right to preemptive rights in the shares of any class of the corporation.

SEVENTH: The name of the initial statutory agent of the corporation in the State of Arizona is_________; and the address of the office of said statutory agent is ___________.

EIGHTH: The number of directors constituting the initial Board of Directors of the corporation is one.

The name and the address of each of the persons who are to serve as directors of the corporation until the first annual meeting of shareholders, or until their successors be elected and qualified, are as follows:

NAME	ADDRESS

NINTH: The names and the addresses of the incorporators of the corporation are as follows:

NAME	ADDRESS

TENTH: 1. Whenever the corporation shall be engaged in exploiting wasting assets or primarily engaged in the liquidation of specific assets, the Board of Directors may establish depletion reserves with respect to such assets, and dividends may be declared and paid in cash out of such depletion reserves.

2. The Board of Directors of the corporation may, from time to time, and in conformity with the provisions of the General Corporation Law of the State of , distribute to its shareholders in partial liquidation out of capital surplus of the corporation a portion of its assets in cash or property.

3. The corporation may purchase its own shares from unreserved and unrestricted capital surplus available therefore in conformity with the provisions of the General Corporation Law of the State of Arizona.

4. Shareholders entitled to vote in an election of directors may cumulate their votes in any such election, and a plurality of the votes cast at a meeting at which a quorum is present shall elect.

5. The personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of Section 10-054 of the General Corporation Law of the State of Arizona, as the same may be amended and supplemented.

Signed on __________________, ____

__________________________

, Incorporator